Calculation of Filing Fee Tables
S-8
UNIVERSAL ELECTRONICS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	375,000	$ 3.96	$ 1,485,000.00	0.0001381	$ 205.08
Total Offering Amounts:						$ 1,485,000.00		$ 205.08
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 205.08
Offering Note
[1]	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Registrant's Common Stock, par value $0.01 per share ("Common Stock"), that become issuable pursuant to the Universal Electronics Inc. Amended and Restated 2018 Equity and Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Common Stock. Proposed Maximum Offering Price Per Unit calculated pursuant to Rule 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources